UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                                 OMB Approval Number:3235-0145
                                                 Expires:     January 31, 2006
                                                 Estimated average burden
                                                 hours per response........11
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                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 2)*

                         Willis Group Holdings Limited
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                               (Name of Issuer)


                  Common Stock, Par Value $0.000115 per share
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                        (Title of Class of Securities)


                                  G96655 10 8
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                                (CUSIP Number)

                               December 31, 2005
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     __    Rule 13d-1(b)

     __    Rule 13d-1(c)

     x     Rule 13d-1(d)
     __

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




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                                 Page 2 of 10
CUSIP No.        G96655 10 8.....................

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1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).
                PROFIT SHARING (OVERSEAS), LIMITED PARTNERSHIP
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2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ...................................................................
            ...................................................................
    (b)     X..................................................................
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3.  SEC Use Only       ........................................................
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4.  Citizenship or Place of Organization    Alberta, Canada....................
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Number of Shares   5.   Sole Voting Power    0.................................
Beneficially       ------------------------------------------------------------
Owned by Each      ------------------------------------------------------------
Reporting Person   6.   Shared Voting Power    0...............................
With:              ------------------------------------------------------------
                   ------------------------------------------------------------
                   7.   Sole Dispositive Power    0............................
                   ------------------------------------------------------------
                   ------------------------------------------------------------
                   8.   Shared Dispositive Power   0...........................
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   0..........

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .....................................................

11.  Percent of Class Represented by Amount in Row (9)     0%..................
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12. Type of Reporting Person (See Instructions)
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PN.............................................................................
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                         Page 3 of 10

CUSIP No.        G96655 10 8.....................

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1. Name of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
                 KKR 1996 FUND(OVERSEAS), LIMITED PARTNERSHIP

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2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ...................................................................
            ...................................................................
            ...................................................................
    (b)     X..................................................................
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3.  SEC Use Only       ........................................................
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4.  Citizenship or Place of Organization    Alberta, Canada....................
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Number of Shares   5.   Sole Voting Power    0.................................
Beneficially       ------------------------------------------------------------
Owned by Each      ------------------------------------------------------------
Reporting Person   6.   Shared Voting Power    0...............................
With:              ------------------------------------------------------------
                   ------------------------------------------------------------
                   7.   Sole Dispositive Power    0............................
                   ------------------------------------------------------------
                   ------------------------------------------------------------
                   8.   Shared Dispositive Power   0...........................
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   0..........

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .....................................................

11.  Percent of Class Represented by Amount in Row (9)     0%..................
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12. Type of Reporting Person (See Instructions)
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PN.............................................................................
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                         Page 4 of 10
CUSIP No.        G96655 10 8.....................

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1. Name of Reporting Persons.
   I.R.S.Identification Nos. of above persons (entities only).
                 KKR ASSOCIATES II(1996), LIMITED PARTNERSHIP

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2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ...................................................................
            ...................................................................

    (b)     X..................................................................
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3.  SEC Use Only       ........................................................
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4.  Citizenship or Place of Organization    Cayman Islands.....................
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Number of Shares   5.   Sole Voting Power    0.................................
Beneficially       ------------------------------------------------------------
Owned by Each      ------------------------------------------------------------
Reporting Person   6.   Shared Voting Power    0...............................
With:              ------------------------------------------------------------
                   ------------------------------------------------------------
                   7.   Sole Dispositive Power    0............................
                   ------------------------------------------------------------
                   ------------------------------------------------------------
                   8.   Shared Dispositive Power   0...........................
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   0..........

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .....................................................

11.  Percent of Class Represented by Amount in Row (9)     0%..................
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12. Type of Reporting Person (See Instructions)
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PN.............................................................................
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                         Page 5 of 10
CUSIP No.        G96655 10 8.....................

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1. Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).
                          KKR 1996 OVERSEAS, LIMITED
................................................................................
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2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)     ...................................................................
            ...................................................................

    (b)     X..................................................................
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3.  SEC Use Only       ........................................................
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4.  Citizenship or Place of Organization    Cayman Islands.....................
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Number of Shares   5.   Sole Voting Power    0.................................
Beneficially       ------------------------------------------------------------
Owned by Each      ------------------------------------------------------------
Reporting Person   6.   Shared Voting Power    0...............................
With:              ------------------------------------------------------------
                   ------------------------------------------------------------
                   7.   Sole Dispositive Power    0............................
                   ------------------------------------------------------------
                   ------------------------------------------------------------
                   8.   Shared Dispositive Power   0...........................
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   0..........

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)   .....................................................

11.  Percent of Class Represented by Amount in Row (9)     0%..................
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12. Type of Reporting Person (See Instructions)
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PN.............................................................................
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                         Page 6 of 10
Item 1.

(a) NAME OF ISSUER

    Willis Group Holdings Limited

(b) ADDRESS of ISSUER'S PRINCIPAL EXECUTIVE OFFICES

    Ten Trinity Square, London EC3P 3AX, England

Item 2.

(a) Name of Persons Filing:

    Profit Sharing (Overseas), Limited Partnership
    KKR 1996 Fund (Overseas), Limited Partnership
    KKR Associates II (1996), Limited Partnership
    KKR 1996 Overseas, Limited

(b) Address of Principal Business Office or, if none, Residence

    KKR Overseas, Limited
    Ugland House
    P.O. Box 309
    George Town, Grand Cayman
    Cayman Islands B.W.I.

(c) Citizenship

    Alberta, Canada:           Profit Sharing (Overseas), Limited Partnership
                               KKR 1996 Fund (Overseas), Limited Partnership

    Cayman Islands:            KKR Associates II (1996), Limited Partnership
                               KKR 1996 Overseas, Limited

(d) Title of Class of Securities

    Common Stock, par value $0.000115

(e) CUSIP Number

    G96655 10 8

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) / / Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

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                         Page 7 of 10
Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

        See Item 9 of each cover page.

    (b) Percent of class:

        See Item 11 of each cover page, which is based upon Item 5 of each cover page.

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote:

              See Item 5 of each cover page.

         (ii) Shared power to vote or to direct the vote:

              See Item 6 of each cover page.

        (iii) Sole power to dispose or to direct the disposition of:

              See Item 7 of each cover page.

         (iv) Shared power to dispose or to direct the disposition of:

              See Item 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable

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                         Page 8 of 10
Item 10. Certification.

     Not applicable

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                         Page 9 of 10

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             PROFIT SHARING (OVERSEAS), LIMITED
                             PARTNERSHIP

                             By: KKR 1996 (Overseas), Limited Partnership, its general partner

                             By:   KKR Associates II (1996), Limited
                                   Partnership, its general partner

                             By:   KKR Overseas, Limited, its general partner


                             By:       /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Perry Golkin


                             KKR 1996 FUND (OVERSEAS), LIMITED PARTNERSHIP

                             By:   KKR Associates II (1996), Limited
                                   Partnership, its general partner

                             By:   KKR 1996 Overseas, Limited, its general
                                   partner


                             By:       /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Perry Golkin


                             KKR ASSOCIATES II (1996), LIMITED PARTNERSHIP

                             By:   KKR 1996 Overseas, Limited, its general
                                   partner


                             By:       /s/ William J. Janetschek
                                   -------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Perry Golkin


                             KKR 1996 OVERSEAS, LIMITED


                             By:       /s/ William J. Janetschek
                                   --------------------------------------------
                                   Name:   William J. Janetschek
                                   Title:  Attorney-in-fact for Perry Golkin


February 14, 2006


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                         Page 10 of 10

                                   EXHIBITS

Exhibit 1         -        Joint Filing Agreement (already on file)

Exhibit 2                  Power of Attorney (already on file)